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                                                                      EXHIBIT 12

                                USX CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                       TOTAL ENTERPRISE BASIS--UNAUDITED
                             (DOLLARS IN MILLIONS)

                                                                YEAR ENDED DECEMBER 31
                                                       ----------------------------------------
                                                       1993    1992    1991     1990      1989
                                                       ----    ----    ----    ------    ------
Portion of rentals representing interest............   $ 84    $ 87    $ 91    $   88    $   79
Capitalization interest.............................    105      78      63        50        42
Other interest and combined fixed charges...........    372     408     474       554       761
Pretax earnings which would be required to cover
  preferred stock dividend requirements of parent...     44      14      15        28        93
                                                       ----    ----    ----    ------    ------
Total combined fixed charges and preferred stock
  dividends (A).....................................   $605    $587    $643    $  720    $  975
                                                       ----    ----    ----    ------    ------
                                                       ----    ----    ----    ------    ------
Earnings--pretax income (loss) with applicable
  adjustments (B)...................................   $280    $376    $(53)   $1,935    $2,271
                                                       ----    ----    ----    ------    ------
                                                       ----    ----    ----    ------    ------
Ratio of (B) to (A).................................     (a)     (a)     (a)     2.69      2.33
                                                       ----    ----    ----    ------    ------
                                                       ----    ----    ----    ------    ------

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(a) Earnings did not cover combined fixed charges and preferred stock dividends by $325 million for 1993, by $211 million for 1992 and by $696 million for 1991.